UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2018

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2018, CytoDyn Inc., a Delaware corporation (the “Company”), issued in private placements to accredited investors an aggregate of 2,188,000 shares of its common stock, par value $0.001 per share, together with warrants to purchase an aggregate of 1,094,000 shares of common stock at an exercise price of $0.75 per share. The securities were issued at a combined purchase price of $0.50 per fixed combination of one share of common stock and one half of one warrant to purchase one share of common stock, for aggregate gross proceeds to the Company of approximately $1.1 million. The warrants have a five-year term and are immediately exercisable. Pursuant to the subscription agreements, the Company has agreed to use commercially reasonable efforts to prepare and file with the United States Securities and Exchange Commission within ninety days following the final closing of the offering to which this Form 8-K relates, but not later than December 31, 2018, a registration statement under the Securities Act of 1933, as amended, covering the resale of all of the shares of common stock sold in the private placements. Copies of the forms of warrant and subscription agreement are filed as Exhibits 4.1 and 10.1, respectively, to the Form 8-K filed with the Securities and Exchange Commission on September 4, 2018 and are incorporated herein by reference.

The representations, warranties and covenants contained in the subscription agreements were made solely for the benefit of the parties to the subscription agreements. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the subscription agreements and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the form of the subscription agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the subscription agreements, which subsequent information may or may not be fully reflected in public disclosures.

As a fee to the placement agent, the Company has agreed to pay a cash fee equal to 12% of the gross proceeds received from qualified investors first introduced to the Company in the offering by the placement agent, or $131,280, as well as a one-time non-accountable expense fee of $25,000 in the aggregate for all closings in this offering, which has previously been paid. The Company also agreed to grant the placement agent or its designees warrants to purchase up to 10% of the number of shares of common stock sold to qualified investors in the offering, or 218,800 shares for the private placement closings to which this Form 8-K relates, on terms similar to the investor warrants described above, but (similar to the other placement agent warrants in the private placements of the Company since August 28, 2018) with an exercise price of $0.50 per share. The placement agent warrants provide for cashless exercise.

Also, in connection with the Company’s recent transaction with ProstaGene, LLC, the consummation of which was previously disclosed in the Form 8-K filed November 19, 2018, the placement agent earned a payment of 2,620,000 shares of common stock as fees for services rendered separately in that transaction. The placement agent was also previously paid a separate one-time non-accountable expense fee of $25,000 in connection with that transaction.

The Company relied on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the foregoing transactions.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

November 23, 2018	By:	/s/ Michael D. Mulholland
Name: Michael D. Mulholland
Title: Chief Financial Officer